Exhibit 3.1

FIRST AMENDMENT

TO

BYLAWS

OF

BPZ RESOURCES, INC.

March 1, 2011

Pursuant to and in accordance with the Texas Business Organization Code (“TBOC”) of the State of Texas, BPZ RESOURCES, INC., a Texas corporation (the “Corporation”), does hereby certify that, pursuant to the authority conferred on the Board of Directors, the Corporation hereby adopts the following amendments to the bylaws of the Corporation, adopted by the Board of Directors on April 9, 2007 (the “Bylaws”):

1.             Article IV, Section 4.1 of the Bylaws is deleted in its entirety and replaced with the following:

“4.1         Number, Titles and Term of Office.  The officers of the Corporation shall be a president and secretary and such other officers as the board of directors may from time to time appoint, including, without limitation, chief executive officer, one or more vice presidents (the number and title thereof to be determined in the discretion of the board of directors), a treasurer, and a secretary, one or more assistant treasurers and one or more assistant secretaries or other officers. Any two (2) or more offices may be held by the same person.  In addition, the board of directors may designate a chairman of the board, which in the board’s sole discretion may or may not be an officer position of the Corporation.  Except for a chairman of the board that is also designated as an officer of the Corporation, if any, no officer need be a director.  No officer need be a shareholder, or a resident of Texas.”

2.             Article IV, Section 4.7 of the Bylaws is amended by adding the following sentence at the end of such Section:

“In the board of directors’ sole discretion, the position of Chairman of the Board may or may not be deemed an officer position of the Corporation with duties in addition to those specified above, as designated by the board of directors from time to time.”

3.             All other provisions of the Bylaws shall remain in full force and effect.

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IN WITNESS WHEREOF, I, the undersigned, being the Secretary of BPZ RESOURCES, INC., do hereby certify the foregoing First Amendment to Bylaws of BPZ Resources, Inc., has been duly adopted by the Board of Directors and effective as of the date first written above.

BPZ RESOURCES, INC.

By:	/s/ Durkin Ledgard
Name: Durkin Ledgard
Title: Secretary